EX-99.B(a)

                              THE PBHG FUNDS, INC.

                              ARTICLES OF AMENDMENT


       The PBHG Funds, Inc., a Maryland corporation (the "Corporation"), having its principal office in the City of Baltimore, certifies that:

       FIRST: The charter of the Corporation is hereby amended by changing the name of the "PBHG Core Value Fund" to the "PBHG Focused Value Fund".

       SECOND: The foregoing amendment was approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly permitted by Section 2-605(a)(4) of the Maryland General Corporation Law to be made without action by the stockholders.

       THIRD: The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.

       FOURTH: The undersigned Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects under the penalties for perjury.

       IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by one of its Vice Presidents and its corporate seal to be affixed and attested to by its Secretary on this ___ day of __________, 1999.


ATTEST:                                     THE PBHG FUNDS, INC.


                                            By:
-----------------------                         -------------------------------
John M. Zerr, Secretary                         Brian Bereznak, Vice President

(SEAL)